                                                     Exhibit 4(c)

               SECOND AMENDMENT TO RIGHTS AGREEMENT

         THIS SECOND AMENDMENT TO RIGHTS AGREEMENT ("Amendment") dated September 11, 1991 between H & R Block, Inc. a Missouri corporation (the "Company"), and Boatmen's Trust Company
(formerly Centerre Trust Company of St. Louis) (the "Rights
Agent").

                             PREMISES

         A. The Company and the Rights Agent have previously executed and delivered a Rights Agreement dated July 14, 1988
(the "Rights Agreement"), and an Amendment to Rights Agreement dated as of May 9, 1990.

         B. Section 26 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights
Agreement in order to cure any ambiguity contained therein.

         C. The Company now wishes to amend certain provisions of the Rights Agreement as provided herein in order to clarify certain adjustments to be made as a result of a stock split involving the Company's common stock.

                            AGREEMENTS

         In consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the Company and the Rights Agent hereby agree as follows:

         1. Section 11(p) of the Rights Agreement is hereby amended by adding the following clause (z) at the end of the first sentence of such Section:

         "and (z) the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or consolidation shall be proportionately adjusted by multiplying such Purchase Price by the fraction described in clause (x) above."

         2. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

         3. If any provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Amendment and the Rights Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby, and the provisions of the Rights Agreement amended by the provisions of this Amendment which were so held to be invalid, void or unenforceable shall, without further deed or action, be reinstated as part of the Rights Agreement and shall be in full force and effect as if such invalidated, voided or unenforceable provisions had never been effected by this Amendment.

         4. Except as expressly set forth in this Amendment, the Rights Amendment shall remain in full force and effect and shall otherwise be unaffected hereby. This Amendment shall be effective immediately as of the date and year first above written.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                   H & R BLOCK, INC.


                                   By    /s/ Henry W. Bloch
                                      --------------------------
                                      Henry W. Bloch

Attest:

By  /s/ James H. Ingraham
   -----------------------
   James H. Ingraham
   Secretary

                                   BOATMEN'S TRUST COMPANY

                                   By   /s/ H. E. Bradford
                                      --------------------------
                                      H. E. Bradford

Attest:

By  /s/
   ----------------------
   Assistant Secretary